Compensation Agreement with ICAN Institute

With our agreement expiring in 2006, we have agreed to the following compensation package:

Since expiration, we have continued on a month-to-month basis under the same agreement:

$90,000 compensation plan with $60,000 paid $2,500 semi-monthly, and the balance in shares paid quarterly.

Effective April 1, 2008, we moved to a $60,000 compensation plan continuing the same payment of $2,500 semi-monthly, but with no more share compensation.

Finally, effective May 1, 2009, we have a new contract pending.

Submitted:

/s/ Jeffrey R. Smith
Jeffrey R. Smith, President
PrimeSource Mortgage, Inc.

Acknowledgement:

/s/ Deb Erickson
Deb Erickson, President
ICAN Institute, Inc.